ISSUER FREE WRITING PROSPECTUS

(RELATING TO PRELIMINARY PROSPECTUS SUPPLEMENT

DATED JUNE 18, 2020 AND PROSPECTUS DATED APRIL 15, 2019)

FILED PURSUANT TO RULE 433

REGISTRATION NUMBERS 333-230883 AND 333-230883-01

This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the accompanying Prospectus (as supplemented through and including the date hereof, the “Preliminary Prospectus”). The information in this term sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent inconsistent with the information in the Preliminary Prospectus. Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Preliminary Prospectus. Other information (including financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the changes described herein.

$600,000,000 3.400% Senior Notes due 2028 (the “notes”)

Issuer:	VEREIT Operating Partnership, L.P.

Guarantor:	VEREIT, Inc.

Expected Ratings (Moody’s / S&P / Fitch)*:	Baa3 / BBB- / BBB

Principal Amount:	$600,000,000

Maturity Date:	January 15, 2028

Coupon (Interest Rate):	3.400% per annum

Interest Payment Dates:	January 15 and July 15 of each year, commencing on January 15, 2021

Record Dates:	January 1 and July 1 of each year

Benchmark Treasury:	0.500% due May 31, 2027

Benchmark Treasury Price / Yield:	99-25+ / 0.530%

Spread to Benchmark Treasury:	+300 bps

Yield to Maturity:	3.530%

Public Offering Price:	99.144% of the principal amount, plus accrued interest, if any, from June 29, 2020

Optional Redemption:	Make-whole call at U.S. Treasury plus 45 basis points at any time up to, but not including, November 15, 2027 (the “Par Call Date”), or at par at any time on or after the Par Call Date.

CUSIP / ISIN Numbers:	92340L AF6 (CUSIP) / US92340LAF67 (ISIN)

Distribution:	SEC Registered (Registration No. 333-230883 and 333-230883-01)

Trade Date:	June 18, 2020

Settlement Date:

June 29, 2020 (T+7)

The settlement date of the notes is expected to be June 29, 2020, the seventh business day following the trade date (such settlement date being referred to as “T+7”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the notes initially settle in T+7 to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

Joint Book-Running Managers:

Wells Fargo Securities, LLC

Barclays Capital Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

U.S. Bancorp Investments, Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Regions Securities LLC

SMBC Nikko Securities America, Inc.

Co-Managers:	BNY Mellon Capital Markets, LLC KeyBanc Capital Markets Inc. Comerica Securities, Inc. FHN Financial Securities Corp. Janney Montgomery Scott LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Guarantor and the Issuer have filed a registration statement (including the Preliminary Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the

Guarantor and the Issuer have filed with the SEC that are incorporated by reference into the Preliminary Prospectus for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from Wells Fargo Securities, LLC at 608 2nd Avenue South, Suite 1000, Attn: WFS Customer Service, Minneapolis, MN 55402 or by calling 800-645-3751; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (888) 603-5847 or email: barclaysprospectus@broadridge.com; BofA Securities, Inc. at 200 North College Street, NC1-004-03-43, Attn: Prospectus Department, Charlotte, NC 28255 or by calling 800-294-1322; J.P. Morgan Securities LLC at 383 Madison Ave., Attn: Investment Grade Syndicate Desk, New York, NY 10179 or by calling collect 212-834-4533; Mizuho Securities USA LLC at 1271 Avenue of the Americas, New York, NY 10020, Attention: Debt Capital Markets; U.S. Bancorp Investments, Inc. at 214 N. Tryon Street, 26th Floor, Charlotte, North Carolina 28202, Attention: Credit Fixed Income; or by calling 877-558-2607.

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